Asset Investors Corporation

                        Subsidiaries as of March 17, 2000


AIC Home Sales Corp.
AIC Management Corporation
AIC Management Holdings, L.L.C.
AIC Manufactured Housing Corp.
AIC Property Management Company, L.L.C.
AIOP Brentwood West, L.L.C.
AIOP Florida Properties I, L.L.C.
AIOP Florida Properties II, L.L.C.
AIOP Gulfstream Harbor, L.L.C.
AIOP Gulfstream Outlot I, L.L.C.
AIOP Gulfstream Outlot II, L.L.C.
AIOP Gulfstream Outlot III, L.L.C.
AIOP Lost Dutchman Notes, L.L.C.
AIOP Mullica, L.L.C.
AIOP Serendipity, L.L.C.
Asset Investors Acceptance, Inc.
Asset Investors Equity, Inc.
Asset Investors Finance Corporation
Asset Investors Funding Corporation
Asset Investors Mortgage Funding Corporation
Asset Investors Operating Partnership, L.P.
Asset Investors Secured Finance Corporation
Prime Forest Partners